SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2002

ONI Systems Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-30633	77046-9657
(Commission File Number)	(IRS Employer Identification No.)

5965 Silver Creek Valley Road, San Jose, California	95138
(Address of Principal Executive Offices)	(Zip Code)

(408) 965-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5:    Other Events

On February 17, 2002, ONI Systems Corp., a Delaware corporation, signed a definitive Agreement and Plan of Merger with CIENA Corporation, a Delaware corporation. According to the Agreement and Plan of Merger, effective on and as of the closing date (which has not yet been determined) ONI will merge with and into CIENA, with CIENA surviving the merger. Notwithstanding the Agreement and Plan of Merger, the proposed transaction remains subject to the approval of the stockholders of both ONI and CIENA. The date of the ONI stockholder meeting has not yet been determined. In anticipation of the stockholder meeting, ONI’s board of directors intends to solicit proxies by circulating a proxy statement that will be contained in a registration statement on a Form S-4 to be filed by CIENA under the Securities Act of 1933. The proposed merger is intended to qualify as a tax-free reorganization and will be accounted for under the purchase method of accounting.

Upon consummation of the merger, CIENA will issue 0.7104 shares of its common stock for each outstanding share of ONI common stock and will also convert all outstanding ONI options and warrants into options and warrants to purchase shares of CIENA common stock. CIENA will assume ONI’s outstanding 5% subordinated convertible notes due 2005.

When and if the proposed transaction is completed, based on securities outstanding on February 15, 2002, the former holders of ONI common stock, options and warrants will hold securities representing approximately 24% of CIENA’s total outstanding common stock, options and warrants. Rusty Cumpston, Rohit Sharma and other executives at ONI will become executives of CIENA after the completion of the proposed transaction. Hugh C. Martin will provide assistance in the integration of the two businesses after completion of the proposed transaction but is not expected to have a long-term role with CIENA.

In conjunction with the execution of the Agreement and Plan of Merger, various executive officers and directors of ONI executed voting agreements under which they agreed to vote their shares of ONI common stock, collectively constituting approximately 11.5% of ONI’s outstanding common stock, in favor of the merger and against any proposal made in opposition to or in competition with the merger. In addition, Hugh C. Martin, William R. Cumpston and Rohit Sharma have each agreed for a period of 180 days following the merger not to sell the shares of CIENA common stock that they will receive in connection with the merger.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2002

ONI SYSTEMS CORP.

By:	/S/ WILLIAM R. CUMPSTON
William R. Cumpston Chief Operating Officer